Exhibit 10.1

Summary of the Salaries and Benefits
for the Named Executive Officers
of Brown Shoe Company, Inc.

	Base Salary
Name and Title of Executive Officer	2007	2006
Ronald A. Fromm Chairman of the Board and Chief Executive Officer	$850,000	$850,000
Mark E. Hood Senior Vice President and Chief Financial Officer	360,000	360,000
Diane M. Sullivan President and Chief Operating Officer	735,000	715,000
Joseph W. Wood President, Famous Footwear	532,200	522,000
Gary M. Rich President, Brown Shoe Wholesale	510,000	500,000

Annual and Long-Term Incentive Plans. The named executive officers are eligible, under the Company’s Incentive and Stock Compensation Plan of 2002, as amended, to receive annual cash incentive bonus awards as well as participate in the Company’s long-term incentive program involving the award of stock options, restricted stock and performance share awards.

Benefit Plans and Other Arrangements. The named executive officers are eligible to participate in Company programs available to all employees, including health, disability and life insurance programs, and qualified 401(k) and pension plans

The named executive officers also participate in a Supplemental Executive Retirement Plan, which effectively replaces a benefit that higher-earning employees lose under the tax-qualified pension plan and in certain aspects enhance the benefits in favor of the employees, and each of the named executive officers is a party to a severance agreement which provides benefits upon certain events of termination, including those following a change of control.

In addition, the named executive officers listed may receive perquisites, including personal use of the corporate aircraft, financial and tax planning services, executive disability, executive physicals and club dues.